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                                                                   EXHIBIT 99.11

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report for Goldman Sachs Growth and Income Fund, Goldman Sachs CORE U.S. Equity Fund (formerly the Goldman Sachs Select Equity Fund), Goldman Sachs Mid Cap Equity Fund, Goldman Sachs International Equity Fund, Goldman Sachs Asia Growth Fund, Goldman Sachs Balanced Fund, Goldman Sachs Capital Growth Fund and Goldman Sachs Small Cap Equity Fund of Goldman Sachs Trust dated March 15, 1997 (and to all references to our firm) included in or made a part of Post-Effective Amendment No. 34 and Amendment No. 36 to Registration Statement File Nos. 33-17169 and 811-5349, respectively.


                                                /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 30, 1997